UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51734	37-1516132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2780 Waterfront Pkwy E. Drive Suite 200 Indianapolis, Indiana	46214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Notes Purchase Agreement

On June 21, 2012, Calumet Specialty Products Partners, L.P. (the “Partnership”), Calumet Finance Corp. (“Calumet Finance” and, together with the Partnership, the “Issuers”), Calumet GP, LLC (the “General Partner”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $275 million aggregate principal amount of a new series of the Issuers’ 9 5/8% senior notes due 2020 (the “2020 Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The 2020 Notes mature on August 1, 2020 and will be issued be at a discounted price of 98.25 percent of par for net proceeds of approximately $262 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the 2020 Notes is expected to occur on June 29, 2012, subject to customary closing conditions.

The net proceeds from the sale of the 2020 Notes will be deposited into escrow pending completion of the Partnership’s previously announced acquisition of Royal Purple, Inc. (the “Royal Purple Acquisition”). Upon release of the net proceeds from escrow at the closing of the Royal Purple Acquisition, the Partnership will use such net proceeds to fund a portion of the purchase price and related expenses of the Royal Purple Acquisition.

The Royal Purple Acquisition is expected to close in July 2012, assuming all conditions to closing the Royal Purple Acquisition have been satisfied. The closing of the sale of the 2020 Notes is not conditioned on, nor is it a condition to, the closing of the Royal Purple Acquisition. If the closing of the Royal Purple Acquisition does not occur on or prior to September 15, 2012, or if the purchase agreement regarding the Royal Purple Acquisition is terminated at any time on or prior to that date, then the escrowed funds will be applied to the mandatory redemption of the 2020 Notes at a price equal to 100% of the initial offering price, plus accrued and unpaid interest to the redemption date.

Certain of the Initial Purchasers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Partnership and its affiliates, for which they received or will receive customary fees and expenses. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are lenders under the Partnership’s revolving credit facility. The Partnership has also entered into, in the ordinary course of business, various derivative financial instrument transactions related to its crude oil and natural gas purchases, sales of finished fuel products, including diesel and gasoline crack spread hedges, and changes in interest rates with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co. and certain precious metals leases with an affiliate of Deutsche Bank Securities Inc.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuers, the General Partner and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01 Other Events.

On June 21, 2012, the Partnership issued a press release announcing the pricing of the 2020 Notes described in Item 1.01 of this report. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Purchase Agreement, dated June 21, 2012, by and among the Partnership, Calumet Finance, the General Partner, the Guarantors and the Initial Purchasers named therein, relating to the offering of the 2020 Notes.

99.1	Press Release, dated June 21, 2012, announcing the pricing of the sale of the 2020 Notes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALITY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

Date: June 25, 2012	By:	/s/ R. Patrick Murray, II

	Name:	R. Patrick Murray, II
	Title:	Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

1.1	Purchase Agreement, dated June 21, 2012, by and among the Partnership, Calumet Finance, the General Partner, the Guarantors and the Initial Purchasers named therein, relating to the offering of the 2020 Notes.

99.1	Press Release, dated June 21, 2012, announcing the pricing of the sale of the 2020 Notes.

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